Exhibit 3.1(a) Articles of Amendment filed with the State of
               Florida Secretary of State for reverse.

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                      ARTICLES OF AMENDMENT
                               TO
                    ARTICLES OF INCORPORATION
                               OF
                      GLOBAL TRANSNET CORP.
                      (Document No. M36633)

     On January 29, 2004, the Board of Directors of Global TransNet Corp. passed a resolution that Article III of the Articles of Incorporation be amended. On January 30, 2004, a majority of the Shareholders adopted the recommendation of the Company's Board of Directors and by consent, approved this Amendment to the Articles of Incorporation of Global Transnet Corp. The corporation is filing these Articles of Amendment to the Articles of Incorporation, pursuant to F.S. 607.1006.

     FIRST.  The name of the corporation is Global TransNet Corp.

     SECOND.  Article III of the Articles of Incorporation of
GLOBAL TRANSNET CORP. shall be amended as follows:

                   ARTICLE III. Capital Stock

Article III shall be changed to:

          ARTICLE III: Each FIVE (5) shares of previously authorized common stock of the corporation, par value $.0001 per share, issued and outstanding immediately prior to the time of the filing and recording of these Amended Articles of Incorporation (the "Amendment") with the Office of the Secretary of State of the State of Florida shall thereby and thereupon automatically be combined without any further action into ONE (1) validly issued, fully paid and non assessable share of common stock of the corporation, par value $.0001 per share. Each holder of record of a certificate for FIVE (5) or more shares of common stock of the corporation as of January 30, 2004 shall be entitled to receive, as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing ONE (1) share of common stock for each FIVE (5) shares of common stock represented by the certificate of such holder, with the next higher number of shares being issued in lieu of fractional shares. Further, every right, option and warrant to acquire ONE
(1) share of common stock of the corporation, outstanding immediately prior to the time of filing and recording of this Amendment in the Office of the Secretary of State of the State of Florida, shall thereby and thereupon automatically be converted without any further action into the right to acquire ONE/FIFTH (1/5) of a share of common stock of the corporation, upon the terms of the right, option or warrant, except that the purchase price of the common stock, upon exercising the right, option or


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warrant, shall be proportionately increased.  The corporation shall not issue fractional shares with respect to the combination or conversion. To the extent that a shareholder holds a number of shares of common stock immediately after the filing and recording of the Amendment that is less than one (1) share, the Company shall be obligated to pay, in cash, an amount equal to the number of shares held by a shareholder on the record date times the per share price as quoted on the Pink Sheets on said
record date.   In no event shall a shareholder holding less than
one (1) share after the record date be entitled to remain a shareholder of the Company, and the official shareholder records shall so reflect. The number of shares the corporation shall have authority to issue is Two Hundred Twenty Million (220,000,000) shares. Of such shares, Two Hundred Million (200,000,000) shares, with a par value of $.0001, shall be common shares. Twenty Million (20,000,000) shares, with a par value of $.0001, shall be preferred shares. The voting powers, designations, preferences and relative participating optional and other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock in one or more series, shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the corporation's Board of Directors in accordance with the provisions of the Florida Business Corporation Act.

THIRD: The date of adoption of this amendment by the shareholders of this corporation is January 30, 2004 and shall become effective upon filing with the Secretary of State of Florida.

FOURTH: This amendment to the Articles of Incorporation of the Corporation has been duly adopted in accordance with the provisions of the Florida Business Corporation Act. A majority of the shares entitled to vote executed a Statement of Consent to Action by the Shareholders of the Company in accordance with the provisions of the Florida Business Corporation Act. The number of shares voted in favor of the amendment was sufficient for adoption.

IN WITNESS WHEREOF the undersigned, the President of the Corporation, have executed this Amendment to the Articles of Incorporation this 30th day of January, 2004.

                              GLOBAL TRANSNET CORP.

Date: January 30, 2004

                              By: /s/ Michael D. Heilman
                                 --------------------------------
                                 Michael D. Heilman, President



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